Exhibit 10.2
FIFTH AMENDMENT TO THE
MARATHON PETROLEUM THRIFT PLAN

Pursuant to the powers of amendment reserved under Section 24.01 of the Marathon Petroleum Thrift Plan, as amended and restated effective as of January 1, 2023, and as thereafter amended from time to time (the “Plan”), the Plan is amended, effective April 8, 2024, as follows:
FIRST CHANGE
Section 5.05 of the Plan is amended to read as follows:
5.05    Automatic Increase Program
A.    Existing Program Effective Through March 31, 2025. The program set forth in this Section 5.05A will cease at the end of March 31, 2025, and will no longer apply to any Active Member after that date.
Active Members may elect to enroll in a program that will automatically increase their rate of contributions on an annual basis. A member choosing to participate in the program must elect an increase amount, in whole percentages of Compensation only, and a date on which the increase is to be applied each year (for example, increase member contributions by 2% of Compensation each April 1). Subject to the Plan and statutory limits, the increase will be applied to the member’s election for Pre-Tax Contributions and Roth Deferral Contributions to the extent possible and then to the member’s After-Tax election. A member may elect to voluntarily terminate his or her participation in this program at any time. Any election to voluntarily terminate participation in the program shall become effective as soon as administratively practicable after the election has been properly made with the Plan Administrator.
B.    New Program Effective April 1, 2025; Program Not Applicable to Annual Bonuses; Initial Application to Existing Members; Hierarchy. The program set forth in this Section 5.05B is effective April 1, 2025.
Active Members may elect to enroll in a program (the “Automatic Increase Program”) that automatically increases their rate of deferral type contributions on an annual basis. A member choosing to participate in the Automatic Increase Program may elect an annual increase amount, in whole percentages of 1% to 3% of Compensation only, and a date on which the annual increase is to be applied each year (for example, increase member deferral type contributions by 2% of Compensation each April 1); provided, that, “Compensation” for purposes of the Automatic Increase Program does not include any Participating Employer paid cash bonuses that are otherwise subject to the separate election provision under Section 5.03. The annual increase will be applied on April 1 each year in the absence of the member’s affirmative election to specify another increase date. Subject to the Plan and statutory limits, the annual increase will be applied to the member’s election for Pre-Tax Contributions and Roth Deferral Contributions to the extent possible.

Notwithstanding any other provision of the Plan to the contrary, on April 1, 2025, any Active Member not otherwise subject to the Plan’s Automatic Enrollment Arrangement who has a deferral election totaling less than 8% of Compensation for Pre-Tax Contributions and/or Roth Deferral Contributions shall be enrolled in the Automatic Increase Program such that their rate of deferrals will be increased by 1% of Compensation effective on that date and each succeeding April 1 up to a cap of 8% of Compensation and will have their Compensation reduced in accordance with same. “Compensation” as used in this paragraph has the same meaning as defined in the preceding paragraph of this Section 5.05B.
The provisions in the preceding two paragraphs of this Section 5.05B, shall be implemented pursuant to the Plan Administrator’s separate procedures as may be adopted from time to time including as implemented through the Plan’s recordkeeper and as soon as administratively feasible in accordance with such procedures. Pursuant to such procedures, a member may opt-out of the Automatic Increase Program by making an affirmative deferral election, and such affirmative deferral election may be the member’s election to defer a specific percentage (including 0%) of their Compensation as Pre-Tax Contributions or Roth Deferral Contributions.
Unless otherwise determined pursuant to the procedures adopted by the Plan Administrator for the administration of the Automatic Increase Program, the annual increase shall be administered first as to the member’s Pre-Tax Contributions and second as to the member’s Roth Deferral Contributions. Examples of this hierarchy are:
•Where the member’s election for the deferral of Compensation is 2% for Pre-Tax Contributions and 0% for Roth Deferral Contributions, and the applicable increase rate is 1% of Compensation, then on the annual increase date, their rate of deferral for Pre-Tax Contributions will increase to 3% of Compensation.

•Where the member’s election for the deferral of Compensation is 0% for Pre-Tax Contributions and 2% for Roth Deferral Contributions, and the applicable increase rate is 1% of Compensation, then on the annual increase date, their rate of deferral for Roth Deferral Contributions will increase to 3% of Compensation.

•Where the member’s election for the deferral of Compensation is 1% for Pre-Tax Contributions and 2% for Roth Deferral Contributions, and the applicable increase rate is 1% of Compensation, then on the annual increase date, their rate of deferral for Pre-Tax Contributions will increase to 2% of Compensation.
SECOND CHANGE
Article V of the Plan is amended by the addition of a new Section 5.08 at the end thereof, reading as follows:

5.08    Automatic Enrollment Arrangement; Automatic Enrollment in Annual Increase Program
Notwithstanding any other provision of the Plan to the contrary, certain Active Members will have their Compensation reduced in accordance with the provisions of this Section 5.08 and the Plan Administrator’s separate procedures as may be adopted from time to time including as implemented through the Plan’s recordkeeper and as soon as administratively feasible in accordance with such procedures (the “Automatic Enrollment Arrangement”).
A.    Application to New and Rehired Employees. The Automatic Enrollment Arrangement applies to each eligible employee of a Participating Employer on the 35th day following their date of hire, including where such eligible employee has been rehired by a Participating Employer, in each case only for hires or rehires that occur on or after April 8, 2024. At that time, the eligible employee shall become an Active Member. For this purpose, “date of hire” means the eligible employee’s date on which they commence employment with a Participating Employer, or in the case of a rehired eligible employe, the date on which they recommence employment with a Participating Employer.
An Active Member automatically enrolled in the Plan pursuant to the Automatic Enrollment Arrangement shall be enrolled to make Pre-Tax Contributions of 6% of their Compensation; provided, that, “Compensation” for purposes of the Automatic Enrollment Arrangement includes any Participating Employer paid cash bonuses that otherwise constitute Compensation and that would otherwise be subject to the separate election provision under Section 5.03.
B.    Opt-Out of Automatic Enrollment Arrangement.
(i)    Initial Opt-Out. During the 35-day period following hire or rehire as provided in Section 5.08A, an eligible employee may opt-out of the Automatic Enrollment Arrangement by making an affirmative deferral election pursuant to such procedures as may be implemented from time to time by the procedures adopted for the Automatic Enrollment Arrangement. Such affirmative deferral election may be the eligible employee’s election to defer a specific percentage (including 0%) of their Compensation as Pre-Tax Contributions or Roth Deferral Contributions.
(ii)    Subsequent Opt-Out. Subsequent to the 35-day period following hire or rehire as provided in Section 5.08A, an Active Member subject to the Automatic Enrollment Arrangement may opt-out of the Automatic Enrollment Arrangement by making an affirmative deferral election pursuant to such procedures as may be implemented from time to time by the procedures adopted for the Automatic Enrollment Arrangement. Such affirmative deferral election may be the eligible employee’s election to defer a specific percentage (including 0%) of their Compensation as Pre-Tax Contributions or Roth Deferral Contributions.

C.    Default Investment Option. Unless the Active Member affirmatively elects otherwise, amounts contributed to their Plan account as a result of their being subject to the Automatic Enrollment Arrangement, including any Matching Contributions, shall be invested in the Default Investment Fund applicable to them pursuant to Section 8.02.
D.    Enrollment in Annual Increase Program; Skip Rule; 8% Cap. An Active Member subject to the Automatic Enrollment Arrangement shall be automatically enrolled in the Annual Increase Program under Section 5.05B (when that provision becomes effective for periods after March 31, 2025); provided, that, the annual increase rate shall be 1% of Compensation considered under Section 5.05B (i.e., the increase will not apply to cash bonus type Compensation that would otherwise be subject to the separation election provision under Section 5.03), shall be effective with their commencement of Plan participation pursuant to the Automatic Enrollment Arrangement, and shall be subject to a cap of 8% of such Compensation. Notwithstanding the preceding sentence, an Active Member who becomes subject to the Automatic Enrollment Arrangement within six months of April 1 of a calendar year shall not be automatically enrolled in the Automatic Increase Program under Section 5.05B until April 1 of the following calendar year. An Active Member subject to the Annual Increase Program pursuant to this Section 5.08D may elect to change their participation in the Annual Increase Program pursuant to Section 5.05B, with such change ending their participation in the Automatic Enrollment Arrangement.
The Plan, as amended by the foregoing changes, is ratified and confirmed in all respects.
IN WITNESS WHEREOF, the undersigned officer has caused this Amendment to be executed effective as of the date specified above.

/s/ Fiona C. Laird
By:	Fiona C. Laird
Titles:	Chief Human Resources Officer and Senior Vice
President Communications Marathon Petroleum
Corporation, and Senior Vice President MPC
Investment LLC

Date Signed:	March 28, 2024

4